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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): September 28, 1999


                            People's Choice TV Corp.
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             (Exact Name of Registrant as specified in its Charter)



          Delaware                       0-21920                06-1366643
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(State or other jurisdiction      (Commission File No.)       (I.R.S. Employer
       of corporation)                                       Identification No.)



2 Corporate Drive
Shelton, Connecticut                                                       06484
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(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code: (203) 925-7900
                                                    --------------



                                       N/A
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          (Former name or former address, if changed since last report)



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Item 1. Change in Control of Registrant
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On September 28, 1999, MM Acquisition Corporation ("Merger Sub"), a Delaware
corporation and a wholly owned subsidiary of Sprint Corporation ("Parent"), a Kansas corporation, merged with and into People's Choice TV Corp. (the "Company"), a Delaware corporation (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of April 12, 1999 (the "Merger Agreement"), by and among Parent, Merger Sub and the Company.

At a special meeting of stockholders held on July 7, 1999, the Company's stockholders approved the Merger Agreement and the Merger contemplated by such agreement.

As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (other than shares owned by the Company, Parent, Merger Sub or any subsidiary thereof or shares with respect to which the holders have perfected appraisal rights under the Delaware General Corporation Law) was converted into the right to receive $10.00 in cash, and the Company has become a wholly owned subsidiary of Parent. Based on the approximately 12.9 million outstanding shares of common stock of PCTV immediately prior to the Merger, of which Parent held 4,804,231 shares through previous purchases made at $10 per share, Parent paid an aggregate amount of approximately $81 million in the Merger for the remaining shares of common stock of the Company.

Additional information regarding the Merger, including a description thereof and other matters, is included in the Company's Proxy Statement on Schedule 14A (the "Proxy Statement") which was filed with the Securities and Exchange Commission on June 3, 1999 and provided to the Company's stockholders. The Proxy Statement is hereby incorporated by reference in this Current Report on Form 8-K.



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Item 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Business acquired:  None
     (b)  Pro Forma Financial Information:  None
     (c)  Exhibits: None.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act, of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 30, 1999              By: /s/ Donald Olander
                                            ------------------------------
                                            Donald Olander
                                            Vice President